Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184351) pertaining to the Executive Share Option Plan, Long-Term Umbrella Incentive Plan, Non-Executive Directors Equity Incentive Plan, Executive Officer IPO Stock Option Grants and Non-Executive Director IPO Stock Option Grants of Luxfer Holdings PLC (the “Company”) and in the Registration Statement on Form S-8 (No. 333-196166) pertaining to the Employee Stock Purchase Plan and Share Incentive Plan of the Company of our report dated March 14, 2017, relating to the financial statements for the years ended December 31, 2016 and December 31, 2015 included in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

Manchester, United Kingdom
March 14, 2017